Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

DATE:

December 27, 2012

TO:

The Board of Directors

Therapeutic Solutions International, Inc.

FROM:

PLS CPA, A PROFESSIONAL CORPORATION

4725 Mercury Street Suite 210

San Diego, CA 92111

RE:

Form S-8 Registration Statement

Filed by Therapeutic Solutions International, Inc.

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to Therapeutic Solutions International, Inc. dated December 27, 2012 of our reports dated October 30, 2012, with respect to the consolidated financial statements of Therapeutic Solutions International, Inc included in its Annual Report (Form 10-K) for the year ended December 31, 2011.

/s/ PLS CPA

PLS CPA, A Professional Corp.